Exhibit 99.2

Wynn Resorts Prices Common Stock Offering

LAS VEGAS—(BUSINESS WIRE)—Nov. 13, 2008— Wynn Resorts, Limited (Nasdaq:WYNN) announced today that it has priced a public offering of 8,000,000 newly issued shares of its common stock at a price to the public of $43.50 per share.  The aggregate number of shares offered was increased from the previously announced 5,000,000.  In connection with the offering, Wynn Resorts has granted to Deutsche Bank Securities Inc. and Banc of America Securities LLC, who are acting as joint book running managers and underwriters for the offering, an option to purchase up to an additional 1,200,000 shares of common stock solely to cover over-allotments, if any.  The offering is expected to close on November 18, 2008, subject to the satisfaction of customary closing conditions.  Wynn Resorts intends to use the proceeds for general corporate purposes, including repayment of debt.

An automatic shelf registration statement relating to the common stock was previously filed with the Securities and Exchange Commission and became effective upon such filing. This press release shall not constitute an offer to sell or a solicitation of an offer to buy the common stock nor shall there be any sale of these shares of common stock in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. The offering of these shares is being made only by means of a prospectus supplement and related prospectus. A copy of the prospectus relating to the shares may be obtained by contacting Deutsche Bank Securities Inc. by mail, Attn: Prospectus Department, 100 Plaza One, Jersey City, NJ 07311, by telephone at (800) 503-4611 or by email: prospectusrequest@list.db.com; and Banc of America Securities LLC by mail, Attn: Capital Markets Operations, 100 West 33rd Street, 3rd Floor, New York, NY 10001, or by email: dg.prospectus_distribution@bofasecurities.com.

This press release contains forward-looking statements about Wynn Resorts, including those relating to the offering and whether or not Wynn Resorts will consummate the offering. All forward-looking statements in this press release are based on estimates and assumptions and represent Wynn Resorts’ judgment only as of the date of this press release. Actual results may differ from current expectations based on a number of factors including but not limited to changing market conditions and Wynn Resorts’ ability to complete the offering. Therefore, the reader is cautioned not to rely on these forward-looking statements. Additional information concerning potential factors that could affect Wynn Resorts is included in Wynn Resorts’ Annual Report on Form 10-K for the year ended December 31, 2007 and Wynn Resorts’ other periodic reports filed with the Securities and Exchange Commission. Wynn Resorts is under no obligation to (and expressly disclaims any such obligation to) update its forward-looking statements as a result of new information, future events or otherwise.

CONTACT: Wynn Resorts, Limited, Las Vegas
Samanta Stewart, 702-770-7555
investorrelations@wynnresorts.com
SOURCE: Wynn Resorts, Limited